Exhibit 99.1

Bunge Reports First Quarter 2014 Results

White Plains, NY – May 1, 2014 – Bunge Limited (NYSE:BG)

•       Total segment EBIT of $75 million, down $185 million vs. last year on an adjusted basis

•       Industry fundamentals intact; full-year outlook remains positive, targeting combined  Agribusiness-Food ROIC of 1.5 points over WACC

•       Agribusiness impacted by grain trading & distribution and China crush

•       Sugar & Bioenergy impacted by mark-to-market losses and sugar trading & distribution; strategic review of sugarcane milling operation is progressing

•     Repurchased $92 million of shares during the quarter; expect to repurchase an additional $108 million during Q2

▶  Financial Highlights

	Quarter Ended

US$ in millions, except per share data	3/31/14	3/31/13

Net sales	$13,461	$14,785

Total segment EBIT (a)	$75	$323

Certain gains & charges (b)	-	$63

Total segment EBIT, adjusted (a)	$75	$260

Agribusiness	$79	$175

Sugar & Bioenergy	$(64)	$23

Food & Ingredients (c)	$54	$59

Fertilizer	$6	$3

Net income (loss) per common share from continuing operations-diluted (a)	$(0.15)	$1.21

Net income (loss) per common share from continuing operations-diluted, adjusted (a)	$(0.12)	$1.15

(a)    Total segment earnings before interest and tax (“EBIT”); total segment EBIT, adjusted; net income (loss) per common share from continuing operations-diluted; and net income (loss) per common share from continuing operations-diluted, adjusted are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge’s website.

(b)    Includes certain gains and charges included in segment EBIT for the quarter ended March 31, 2013 of $16 million for agribusiness, $15 million for food & ingredients and $32 million for fertilizer.

(c)    Includes edible oil products and milling products segments.

▶       Overview

Soren Schroder, Bunge’s Chief Executive Officer stated, “The first quarter was slower than expected, but our outlook for the remainder of the year is positive.  Results in the quarter were primarily impacted by losses in our grain trading & distribution business that are behind us and a temporarily depressed crushing environment in China.

“The global agribusiness and food markets, despite some challenges, look strong with solid demand and crush margins in most regions. Soybean harvests in South America are large, and farmers, particularly in Argentina, have increased their commercialization of crops.  Our team in Brazil is doing a first-rate job managing market risks and optimizing logistics flows, which has positioned us well for executing on this harvest.  Farmers in the Northern Hemisphere are expected to plant large crops this spring, which should drive strong asset utilization and exports later in the year.

“We continue to target full-year, combined returns in agribusiness and food & ingredients at 1.5 points above cost of capital. Our global operational improvement programs and working capital management initiatives are progressing well.  The Bunge team is focused on delivering strong, long-term shareholder value through improved operational performance in our core businesses, disciplined capital management, and a balanced approach to capital allocation.

“We are actively pursuing strategic alternatives for the Brazilian sugarcane business with the goal of maximizing value for shareholders.  We are also continuing with cost and productivity improvements at our mills, which will become evident through the crushing season. During the quarter we returned $92 million to Bunge’s shareholders through our share repurchase program and expect to repurchase another $108 million during the second quarter.”

▶       First Quarter Results

Agribusiness

Strong grain origination results in Brazil, which benefited from the early stages of a record harvest, were offset by losses in our trading & distribution operations, where our commercial and risk management strategies anticipated lower grain prices.  The combination of deteriorating U.S. winter wheat conditions and Black Sea political volatility caused prices to rise, pressuring margins. Additionally, ocean freight costs in our trading & distribution operation were above market as we executed higher priced vessels that were toward the end of their time charter contracts. Strong oilseed processing margins in Europe, Brazil and the U.S. led to improved results, despite a weak crushing environment in China.  Year ago results included a gain of $16 million related to the sale of certain legal claims in Brazil.

Sugar & Bioenergy

The first quarter is the inter-harvest period in Brazil when sugarcane mills in the Center-South region typically do not operate and are selling sugar and ethanol inventories from the previous sugarcane harvest.

Results in both our cane milling and trading & distribution businesses were lower than last year.  In sugarcane milling the primary drivers of the difference were approximately $31 million of mark-to-market losses related to hedges on our forward sugar sales and higher start-up costs, which last year were mostly incurred in the second quarter due to the later start to the milling season.  Results in our trading & merchandising business were lower than a strong year-ago period.  Results in our biofuels business were higher than last year primarily due to the favorable ethanol margin environment in the U.S. and the contribution from our new corn wet milling joint venture in Argentina.

Edible Oil Products

Results in the quarter reflect normal seasonal weakness and were lower than last year. Improved performances in our U.S., Europe and Asia businesses were more than offset by lower results in Brazil and Canada.  Our Brazilian operations focused on improving margins, which resulted in volume loss in January and February, but recovered in March.  In Canada, we also focused on achieving better margins, with some initial volume loss. The Canadian results were also impacted by lower volumes primarily due to the effects on demand of the severe winter weather and rail logistics issues.  SG&A was higher in the quarter primarily reflecting increased advertising and sales promotion spending to help grow our brands in certain retail markets and spending related to performance improvement initiatives.  Year ago results included a gain of $9 million related to the sale of certain legal claims in Brazil.

Milling Products

Higher margins in our Brazilian wheat milling business were driven by continued focus on extracting higher value through improved product and channel mix and tight cost control.  These gains more than offset lower volumes of lower margin sales. Wheat milling results in Mexico benefited from our new Altex acquisition, which performed to plan in the quarter.  Results in rice milling were comparable to last year.  Results in our U.S. corn milling were lower than last year primarily due to lower margins and higher energy costs.  Higher SG&A in the quarter was due to the addition of Altex.  Year ago results included a gain of $6 million related to the sale of certain legal claims in Brazil.

Fertilizer

Higher results in the quarter were primarily driven by improved performance in our Brazilian port operation. Year ago results included a gain of $32 million related to the sale of certain legal claims in Brazil.

Cash Flow

Cash used by operations in the first quarter 2014 was approximately $1.1 billion compared to cash generated of $103 million in the same period last year.  The year-over-year variance primarily reflects higher levels of inventory due to the Brazilian harvest arriving earlier this year and lower levels of inventory last year due to the 2012 U.S. drought.  Lower earnings in this year’s quarter also impacted cash flow.

Income Taxes

Income taxes for the quarter ended March 31, 2014 were $30 million.  With the low pre-tax income in the quarter, our effective tax rate for the period is distorted and unusually high.  We continue to expect our full-year tax rate to be approximately 23%.

▶       Outlook

Drew Burke, Chief Financial Officer, stated, “We remain confident about the full year.  Demand for our products in most regions has been strong, and we expect these conditions to persist throughout the year. In the near term, our South American operations, which are in the early parts of harvest, will be the primary driver of results.  With the recent pick-up in pace of farmer selling and strong export demand for soybean meal, crush margins and utilizations in South America should remain strong through September when export demand begins to shift back to North America.  In China, the second quarter will remain challenging as the industry works through the excess supply of soybeans; however, we expect margins in the second half of the year to improve significantly as supply and demand come into balance.  In the Northern Hemisphere we are entering the slow season; however, forward crush margins for soy and soft seeds look good.

“In sugar & bioenergy, we continue to expect full-year segment results to be about breakeven and are managing the business to be free cash flow neutral.  Despite dry weather during the first quarter, we expect to have sufficient cane to crush close to capacity.  Due to the seasonality of the Brazilian sugarcane harvest, we expect results in this segment to be weighted toward the second half of the year.

“In food & ingredients, similar to last year, we expect each quarter to improve sequentially as we move into seasonally stronger periods of the year and our performance improvement programs gain traction by improving our cost base through higher productivity, cost reduction and working capital management.  The integration of our Altex wheat mills is going well, and we expect to extract more value from our Mexico milling operations as the year progresses.”

▶       Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 10:00 a.m. EDT on May 1, 2014 to discuss the company’s results.

Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.

To listen to the call, please dial (866) 436-9172.  If you are located outside the United States or Canada, dial (630) 691-2760.  Please dial in five to 10 minutes before the scheduled start time.  When prompted, enter confirmation code 37112398.  The call will also be webcast live at www.bunge.com.

To access the webcast, go to “Webcasts and Events” in the “Investors” section of the company’s website.  Select “Q1 2014 Bunge Limited Conference Call” and follow the prompts.  Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

A replay of the call will be available later in the day on May 1, 2014, continuing through May 31, 2014.  To listen to it, please dial (888) 843-7419 or, if located outside the United States or Canada, dial (630) 652-3042.  When prompted, enter confirmation code 37112398.  A replay will also be available at “Past Events” in the “Investors” section of the company’s website.

▶       About Bunge Limited

Bunge Limited (www.bunge.com, NYSE: BG) is a leading global agribusiness and food company operating in over 40 countries with approximately 35,000 employees.  Bunge buys, sells, stores and transports oilseeds and grains to serve customers worldwide; processes oilseeds to make protein meal for animal feed and edible oil products for commercial customers and consumers; produces sugar and ethanol from sugarcane; mills wheat, corn and rice to make ingredients used by food companies; and sells fertilizer in South America.  Founded in 1818, the company is headquartered in White Plains, New York.

▶       Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business; fluctuations in energy and freight costs and competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional agricultural, economic, financial and commodities market, political, social and health conditions; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; our ability to achieve the efficiencies, savings and other benefits anticipated from our cost reduction, margin improvement and other business optimization initiatives; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies, tax regulations and biofuels legislation; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Investor Contact: Mark Haden Bunge Limited 914-684-3398 mark.haden@bunge.com	Media Contact: Susan Burns Bunge Limited 914-684-3246 susan.burns@bunge.com

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                              Additional Financial Information

The following table provides a summary of certain gains and charges that may be of interest to investors. The table includes a description of these items and their effect on total segment EBIT, net income (loss) attributable to Bunge and earnings per share for the quarter ended March 31, 2014 and 2013.

			Net Income (loss)		Earnings
	Total Segment		Attributable to		Per Share
(In millions, except per share data)	EBIT		Bunge		Diluted
Quarter Ended March 31:	2014	2013	2014	2013	2014	2013
Continuing operations:
Sale of certain rights (1)	$-	$63	$-	$41	$-	$0.28
Discrete tax charges (2)	-	-	(5)	(31)	(0.03)	(0.22)
Discontinued operations:			-		-
Discrete tax charges (3)	-	-	-	(17)	-	(0.11)
Total	$-	$63	$(5)	$(7)	$(0.03)	$(0.05)

Consolidated Earnings Data (Unaudited)

	Quarter Ended
	March 31,
(In millions)	2014	2013
Net sales	$13,461	$14,785
Cost of goods sold	(13,047)	(14,138)
Gross profit	414	647
Selling, general and administrative expenses	(366)	(349)
Foreign exchange gains (losses)	22	(40)
Other income (expense)–net (1)	6	39
EBIT attributable to noncontrolling interest	(1)	26
Total Segment EBIT (4)	75	323
Interest income	19	9
Interest expense (5)	(79)	(76)
Income tax expense (2)	(30)	(73)
Noncontrolling interest share of interest and tax	7	6
Income (loss) from continuing operations, net of tax	(8)	189
Loss from discontinued operations, net of tax (3)	(5)	(9)
Net income (loss) attributable to Bunge (6)	(13)	180
Convertible preference share dividends and other obligations	(14)	(10)
Net income (loss) available to Bunge common shareholders	$(27)	$170
Net income (loss) per common share diluted attributable to Bunge common shareholders (7):
Continuing operations	$(0.15)	$1.21
Discontinued operations	(0.03)	(0.06)
Net income (loss) per common share - diluted	$(0.18)	$1.15
Weighted–average common shares outstanding - diluted	147	148

Consolidated Segment Information (Unaudited)

Set forth below is a summary of certain items in our Consolidated Earnings Data and volumes by reportable segment.

	Quarter Ended
	March 31,
(In millions, except volumes)	2014	2013
Volumes (in thousands of metric tons):
Agribusiness	31,674	31,446
Sugar & Bioenergy	1,940	2,303
Edible oil products	1,613	1,643
Milling products	1,152	1,011
Fertilizer	137	135

Net sales:
Agribusiness	$10,093	$10,774
Sugar & Bioenergy	844	1,113
Edible oil products	1,928	2,297
Milling products	535	535
Fertilizer	61	66
Total	$13,461	$14,785
Gross profit:
Agribusiness	$253	$398
Sugar & Bioenergy	(36)	57
Edible oil products	121	116
Milling products	69	63
Fertilizer	7	13
Total	$414	$647
Selling, general and administrative expenses:
Agribusiness	$(192)	$(191)
Sugar & Bioenergy	(39)	(37)
Edible oil products	(99)	(84)
Milling products	(37)	(33)
Fertilizer	1	(4)
Total	$(366)	$(349)
Foreign exchange gain (loss):
Agribusiness	$16	$(41)
Sugar & Bioenergy	5	3
Edible oil products	1	(1)
Milling products	-	-
Fertilizer	-	(1)
Total	$22	$(40)
Segment earnings before interest and tax:
Agribusiness	$79	$191
Sugar & Bioenergy	(64)	23
Edible oil products	22	38
Milling products	32	36
Fertilizer	6	35
Total (4)	$75	$323

Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,

(In millions)	2014	2013
Assets
Cash and cash equivalents	$632	$742
Time deposits under trade structured finance program	3,259	4,470
Trade accounts receivable, net	2,617	2,144
Inventories (8)	6,452	5,796
Other current assets	5,231	4,620
Total current assets	18,191	17,772
Property, plant and equipment, net	6,166	6,075
Goodwill and other intangible assets, net	709	718
Investments in affiliates	252	241
Other non-current assets	2,137	1,975
Total assets	$27,455	$26,781
Liabilities and Equity
Short-term debt	$1,291	$703
Current portion of long-term debt	765	762
Letter of credit obligations under trade structured finance program	3,259	4,470
Trade accounts payable	3,828	3,522
Other current liabilities	3,316	3,078
Total current liabilities	12,459	12,535
Long-term debt	3,875	3,179
Other non-current liabilities	1,022	942
Total liabilities	17,356	16,656
Redeemable noncontrolling interest	38	37
Total equity	10,061	10,088
Total liabilities and equity	$27,455	$26,781

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Quarter Ended
	March 31,
(In millions)	2014	2013
Operating Activities
Net income (loss) (6)	$(19)	$148
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Foreign exchange loss (gain) on debt	42	77
Depreciation, depletion and amortization	124	121
Other, net	4	(50)
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable, net	(488)	(583)
Inventories	(658)	415
Trade accounts payable and accrued liabilities	331	302
Other, net	(393)	(327)
Cash provided by (used for) operating activities	(1,057)	103
Investing Activities
Payments made for capital expenditures	(165)	(224)
Acquisitions of businesses (net of cash acquired)	(12)	(11)
Proceeds from sale of investments	30	13
Payments for investments	(39)	(6)
Payments for investments in affiliates	(13)	(14)
Other, net	(9)	(40)
Cash provided by (used for) investing activities	(208)	(282)
Financing Activities
Net borrowings (repayments) of short-term debt	629	(27)
Net proceeds (repayments) of long-term debt	682	480
Proceeds from sale of common shares	6	9
Repurchase of common shares	(92)	-
Dividends paid	(53)	(48)
Other, net	(14)	-
Cash provided by (used for) financing activities	1,158	414
Effect of exchange rate changes on cash and cash equivalents	(3)	(3)
Net increase (decrease) in cash and cash equivalents	(110)	232
Cash and cash equivalents, beginning of period	742	569
Cash and cash equivalents, end of period	$632	$801

▶ Reconciliation of Non-GAAP Measures

This earnings release contains certain “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934.  Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below.  These measures may not be comparable to similarly titled measures used by other companies.

Total segment EBIT

Total segment earnings before interest and tax (EBIT) is consolidated net income (loss) attributable to Bunge excluding interest income, interest expense and income tax attributable to each segment.

Total segment EBIT is a non-GAAP financial measure and is not intended to replace net income (loss) attributable to Bunge, the most directly comparable GAAP financial measure. Total segment EBIT is an operating performance measure used by Bunge’s management to evaluate its segments’ operating activities.  Bunge’s management believes total segment EBIT is a useful measure of its segments’ operating profitability, since the measure allows for an evaluation of the performance of its segments without regard to its financing methods or capital structure.  In addition, EBIT is a financial measure that is widely used by analysts and investors in Bunge’s industries.  Total segment EBIT is not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income (loss) or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of total segment EBIT to net income (loss) attributable to Bunge:

	Quarter Ended
	March 31,
(In millions)	2014	2013
Total segment EBIT	$75	$323
Interest income	19	9
Interest expense	(79)	(76)
Income tax expense	(30)	(73)
Income (loss) from discontinued operations, net of tax	(5)	(9)
Noncontrolling interest share of interest and tax	7	6
Net income (loss) attributable to Bunge	$(13)	$180

Earnings per common share-diluted (excluding certain gains & charges)

Below is a reconciliation to earnings per common share-diluted (excluding certain gains and charges and discontinued operations) to earnings per common share-diluted. Earnings per common share-diluted (excluding certain gains and charges and discontinued operations) is a non-GAAP financial measure and is not a measure of earnings per common share–diluted, the most directly comparable GAAP financial measure. It should not be considered as an alternative to earnings per share-diluted or any other measure of consolidated operating results under U.S. GAAP.

	Quarter Ended March 31,
	2014	2013
Continuing operations:
Net income (loss) per common share-diluted (excluding certain gains & charges and discontinued operations)	$(0.12)	$1.15
Certain gains & charges (see Additional Financial Information section)	(0.03)	0.06
Net income (loss) per share-continuing operations	(0.15)	1.21
Discontinued operations:
Net income (loss) per common share-diluted from discontinued operations (excluding certain gains & charges)	(0.03)	0.05
Certain gains & charges (see Additional Financial Information section)	-	(0.11)
Net income (loss) per share - discontinued operations	(0.03)	(0.06)
Net income (loss) per common share-diluted	$(0.18)	$1.15

▶ Notes

(1)                 2013 EBIT includes a gain of $63 million recorded in other income (expense) – net in the first quarter of 2013 related to the sale of Bunge’s rights to certain legal claims.  The gain was $16 million, $9 million, $6 million and $32 million in the agribusiness, edible oil products, milling and fertilizer segments, respectively.

(2)                 2014 income tax expense includes a charge of $5 million recorded in the first quarter of 2014 related to an uncertain income tax position in North America.

2013 income tax expense includes a charge of $27 million recorded in the first quarter of 2013 as a result of new legal precedents that impacted our assessment of an uncertain income tax position in Brazil and $4 million related to the finalization of a European tax audit.

(3)                 2013 discontinued operations, net of tax, includes an income tax charge of $17 million recorded in the first quarter of 2013 as a result of new legal precedents that impacted our assessment of an uncertain income tax position in Brazil.

(4)                 See Reconciliation of non-GAAP Measures.

(5)                 Includes interest expense on readily marketable inventories of $21 million and $16 million for the quarters ended March 31, 2014 and 2013, respectively.

(6)                 A reconciliation of Net income (loss) attributable to Bunge to Net income (loss) is as follows:

	Quarter Ended
	March 31,
	2014	2013
Net income (loss) attributable to Bunge	$(13)	$180
EBIT attributable to noncontrolling interest	1	(26)
Noncontrolling interest share of interest and tax	(7)	(6)
Net income (loss)	$(19)	$148

(7)                 Weighted-average common shares outstanding-diluted for the quarter ended March 31, 2014 excludes the dilutive effect of approximately 3 million of outstanding stock options and contingently issuable restricted stock units, the dilutive effect of approximately 1 million incremental common shares and the dilutive effect of approximately 8 million weighted average common shares that would be issuable upon conversion of Bunge’s convertible preference shares because the effects of these conversions would not have been dilutive.

Weighted-average common shares outstanding-diluted for the quarter ended March 31, 2013 excludes the dilutive effect of approximately 4 million of outstanding stock options and contingently issuable restricted stock units and also excludes the dilutive effect of approximately 8 million weighted average common shares that would be issuable upon conversion of Bunge’s convertible preference shares because the effects of these conversions would not have been dilutive.

(8)                 Includes readily marketable inventories of $5,065 million and $4,412 million at March 31, 2014 and December 31, 2013, respectively. Of these amounts $3,631 million and $2,927 million, respectively, are attributable to merchandising activities.